Exhibit 10.2

Summary of Employment Arrangement with Patrick Forsythe, Executive Vice President – Global Engineering

1.	Term – Employment at will, beginning July 2, 2015

2.	Compensation - $350,000 annually. Salary is eligible for review in 2016 in accordance with Generac’s normal policies.

3.

Executive Management Incentive Program (EMIP). Employee is eligible to participate in the EMIP with target bonus of 50% of salary opportunity to earn up to 125% of base salary annually. Guaranteed 1 times salary bonus for 2015.

4.	Long-Term Incentive Compensation (LTIP). Employee is eligible to participate in Generac’s LTIP program.

5.

Sign On Equity Grant. Employee received 17,634 shares of common stock and 41,786 options to purchase common stock at a purchase price of $28.355 per share as a sign-on bonus. All shares and options are subject to the Company’s Equity Incentive Plan.

6.	Benefits. Employee is eligible for the Generac benefits plan on the same terms as other employees.

7.	Vacation. Vacation accrues at a rate of three weeks/year through year 9.

Thereafter,

Years of Service	Weeks of vacation
10-24	4
25-29	5
30+	6

8.	Relocation bonus of $25,000